Exhibit 10.23
Execution Version
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 17, 2020, by and between PULMONX CORPORATION, a Delaware corporation (“Borrower”), and CANADIAN IMPERIAL BANK OF COMMERCE (“Lender”).
W I T N E S S E T H:
WHEREAS, Borrower and Lender are parties to that certain Loan and Security Agreement dated as of February 20, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which Lender committed to make loans and other financial accommodations to Borrower upon the terms and conditions set forth therein;
WHEREAS, Borrower has advised Lender that Borrower plans to enter into that certain Note Purchase Agreement dated on or about the date hereof, pursuant to which Borrower shall issue to the purchasers party thereto convertible promissory notes in an aggregate principal amount of up to $66,000,000 (collectively, such transactions, the “Convertible Note Transactions”), and Borrower has requested that Lender consent to the Convertible Note Transactions;
WHEREAS, Borrower also has advised Lender that PulmonX International Sàrl, a limited liability company (société à responsabilité limitée) formed under the laws of Switzerland and wholly owned Subsidiary of Borrower (“Pulmonx Switzerland”), applied for and has received the proceeds of a COVID-19 KREDIT loan under Article 3 of the Swiss COVID-19 Solidarity Guarantee Ordinance in a maximum principal amount of up to CHF 500,000 (the (“Swiss COVID-19 Loan”), which Swiss COVID-19 Loan was provided on an unsecured basis by UBS Switzerland AG, and Borrower has requested that Lender consent to Pulmonx Switzerland’s incurrence of the Swiss COVID-19 Loan;
WHEREAS, Borrower has further requested that certain terms and conditions of the Loan Agreement be amended; and
WHEREAS, Lender has agreed to the requested amendments and to provide its consent to the Convertible Note Transactions and Pulmonx Switzerland’s incurrence of the Swiss COVID-19 Loan, in each case, on the terms and conditions provided herein;
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Amendments to the Loan Agreement.
(a) Section 2.3(a) of the Loan Agreement, Availability, is hereby modified and amended by amending and restating clause (ii) of such Section in its entirety as follows:
“(ii) Subject to the terms and conditions of this Agreement, Lender agrees to make to Borrowers one or more additional term loans (each, a “Term B Loan” and collectively, the “Term B Loans”) in an aggregate amount of up to the Term B Loan Amount, at the request of Borrowers, on or before February 20, 2022, so long as (W) no Event of Default has occurred on or prior to the date of any such borrowing, (X) the minimum amount of each Term B Loan shall be $1,000,000, (Y) Borrowers shall have achieved $15,000,000 of Revenue for the trailing six month period as of the end of the month immediately preceding the proposed funding date of such Term B Loan, and (Z)

the Swiss Security Conditions have been satisfied. When repaid, in whole or in part, the Term B Loans may not be re-borrowed. Lender’s obligation to lend under this Section 2.3(a)(ii) shall terminate upon (A) the making an aggregate amount of Term B Loans equal to the Term B Loan Amount or (B) the occurrence of any Event of Default.”
(b) Section 2.5 of the Loan Agreement, Fees and Charges, is hereby modified and amended by adding the following clause (c) to the end of such Section:
“(c) Delayed Draw Loan Fees. On the date of the funding of each Term B Loan and Term C Loan, a structuring fee in an amount equal to one percent (1.00%) of the amount of such Term B Loan or Term C Loan, as applicable.”
(c) Section 6.6 of the Loan Agreement, Accounts, is hereby modified and amended by adding the following clause (c) to the end of such Section:
“(c) On and at all times after the First Amendment Date (except with respect to Pulmonx Switzerland, to the extent the Swiss Security Conditions are satisfied and Pulmonx Switzerland joins this Agreement as a Borrower), Borrowers shall maintain one hundred percent (100%) of their cash and Cash Equivalents in Collateral Accounts with CIBC Bank USA; provided, that, so long as its Collateral Accounts maintained with US Bank, National Association are subject to an Account Control Agreement, Pulmonx is permitted to maintain in its Collateral Accounts with US Bank, National Association cash or Cash Equivalents in an aggregate amount not to exceed $15,000,000 at any time, and any funds on deposit therein in excess of such amount must be withdrawn and deposited in a Collateral Account maintained by a Borrower with CIBC Bank USA or Lender at least weekly; and provided, further, that, subject to Section 6.15(d), so long as its Collateral Accounts maintained with Silicon Valley Bank are subject to an Account Control Agreement, Pulmonx is permitted to maintain in its Collateral Accounts with Silicon Valley Bank (i) until June 12, 2020, cash in an aggregate amount not to exceed its current operating and payroll expenses and (ii) on and after June 13, 2020, cash in an aggregate amount not to exceed $1,000,000 at any time, and any funds on deposit therein in excess of such amount must be withdrawn and deposited in a Collateral Account maintained by a Borrower with CIBC Bank USA or Lender at least weekly.”
(d) Section 6.10 of the Loan Agreement, Financial Covenants, is hereby modified and amended by amending and restating such Section in its entirety as follows:
“6.10 Financial Covenants.
(a) Have Revenue for the trailing three-month period ending on March 31, 2021, and the last day of each June, September, December and March thereafter of not less than the greater of (i) the amount equal to 80.00% of the Revenue for the trailing three-month period ending on such day, as set forth in the Annual Projections of Borrower Representative delivered by Borrower Representative to Lender, and approved by Lender, as provided in Section 6.2(c), and (ii) the Revenue for the trailing three-month period ending on the last day of the month for which this covenant had most recently been tested prior to such day.
(b) On and at all times after the First Amendment Date, maintain Unrestricted Cash in an aggregate amount equal to or greater than the Adjusted EBITDA loss for the four-month period ending on any date of determination.”

(e) Section 6.15 of the Loan Agreement, Post-Closing Covenant, is hereby modified and amended by amending and restating clause (d) of such Section in its entirety as follows:
“(d) Except as otherwise permitted in the last sentence of Section 6.6(b) and Section 7.12(b), deliver evidence to Lender of the closure of all Deposit Accounts and lockbox arrangements maintained by any Loan Party with any institution other than CIBC Bank USA on or before August 18, 2020.”
(f) Section 6.15 of the Loan Agreement, Post-Closing Covenant, is hereby modified and amended by adding the following clause (g) to the end of such Section:
“(g) On or before the date that is 10 calendar days after the First Amendment Date, or such later date as Lender may agree in writing in its sole discretion, Pulmonx shall receive and deposit into its Deposit Accounts maintained with CIBC Bank USA net proceeds from the issuance of the initial Convertible Notes in an aggregate amount of at least $1,500,000, which amount shall be in addition to the amount of net proceeds required to be deposited into such Deposit Accounts on the First Amendment Date pursuant to the First Amendment.”
(g) Section 6 of the Loan Agreement is hereby modified and amended by adding the following Section 6.16 to the end of such Section:
“6.16 Convertible Notes. In connection with any Convertible Notes issued by Pulmonx after the First Amendment Date, Borrowers shall cause any holders of such Convertible Notes to sign and deliver to Lender a Subordination Agreement, which shall be in form and substance satisfactory to Lender (or substantively identical to the Convertible Note Subordination Agreement), and the Indebtedness evidenced by any such Convertible Notes shall thereafter constitute Subordinated Debt permitted hereunder. The proceeds of all Convertible Notes shall be deposited by Pulmonx into a Deposit Account maintained with CIBC Bank USA.”
(h) Section 7.7 of the Loan Agreement, Distributions; Investments, is hereby modified and amended by amending and restating clause (a)(ii) of such clause in its entirety as follows:
“(ii) the conversion of (A) the Convertible Notes into preferred stock of Pulmonx pursuant to the terms of the Convertible Note Documents and to the extent permitted under the terms of the Convertible Note Subordination Agreement and (B) any other convertible securities into other securities pursuant to the terms of such convertible securities as long as the conversion does not involve any payment of cash, and”
(i) Section 7 of the Loan Agreement is hereby modified and amended by adding the following Section 7.14 to the end of such Section:
“7.14 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the applicable Subordination Agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.”
(j) Section 8 of the Loan Agreement is hereby modified and amended by adding the following Section 8.11 to the end of such Section:

“8.11 Subordinated Debt. (i) Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, (ii) any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, (iii) the Obligations shall for any reason not have the priority contemplated by this Agreement or (iv) an event of default has occurred under any agreement, instrument or other document governing any Subordinated Debt.”
(k) Exhibit A to the Loan Agreement, Definitions, is hereby modified and amended by amending and restating the definitions of “Loan Documents”, “Subordinated Debt”, “Subordination Agreement”, “Term Loan Maturity Date” and “Unrestricted Cash” in their respective entirety as follows:
““Loan Documents” means, collectively, this Agreement, any schedules, exhibits, certificates, notices and any other documents related to this Agreement, the Swiss Share Pledge Documents, the Account Control Agreements, the Collateral Access Agreements, the Convertible Note Subordination Agreement, any other Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.
“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in writing to all of the Obligations pursuant to a Subordination Agreement, including the Indebtedness evidenced by the Convertible Note Documents.
“Subordination Agreement” means the Convertible Note Subordination Agreement and any other subordination, intercreditor or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor(s), on terms acceptable to Lender, including lien and payment subordination.
“Term Loan Maturity Date” means March 15, 2022; provided that if, (a) prior to March 1, 2022, Borrower Representative delivers to Lender either (i) a copy of an amendment to all of the Convertible Notes, approved and executed by the Persons required by the Convertible Notes to affect an amendment thereof, pursuant to which the Maturity Date under and as defined in all of the Convertible Notes is extended to a date no earlier than May 21, 2025, or (ii) evidence confirming that all of the Convertible Notes have been converted into preferred stock of Pulmonx on terms consistent with the Convertible Note Subordination Agreement and (b) on the date of any proposed extension, no Event of Default then exists, the Term Loan Maturity Date shall be automatically extended to February 20, 2025.
“Unrestricted Cash” means the result of (i) all unrestricted cash of Borrowers maintained with Lender or an Affiliate of Lender, minus (ii) all outstanding checks written by Borrowers that have not been cashed or otherwise processed.”
(l) Exhibit A to the Loan Agreement, Definitions, is hereby further modified and amended by adding the following new definitions in correct alphabetical order:
““Convertible Notes” means collectively, all Convertible Promissory Notes dated on or after the First Amendment Date, issued by Pulmonx in favor of each purchaser party to the Convertible Note Purchase Agreement and the Convertible Note Subordination Agreement.
“Convertible Note Documents” means collectively, the Convertible Note Purchase Agreement, each Convertible Note issued thereunder and any and all other agreements, documents and instruments previously, now or hereafter executed and delivered in connection therewith.
“Convertible Note Purchase Agreement” means that certain Note Purchase Agreement dated as of the First Amendment Date by and among Pulmonx and each Person party thereto as a purchaser from time to time.
“Convertible Note Subordination Agreement” means that certain Subordination Agreement dated as of the First Amendment Date among the subordinated creditors party thereto and Lender, and acknowledged by Pulmonx.
“First Amendment” means that certain First Amendment to Loan and Security Agreement dated as of the First Amendment Date among Borrowers and Lender.
“First Amendment Date” means April 17, 2020.”
2. Limited Consent. Notwithstanding the limitations on additional Indebtedness of Borrower and its Subsidiaries contained in the Loan Agreement (including Section 7.4 thereof), Lender hereby consents to Pulmonx Switzerland’s incurrence of the Swiss COVID-19 Loan; provided, that Pulmonx Switzerland incurs the same, uses the proceeds thereof and otherwise pays and performs all of its obligations thereunder, in each case, in material compliance with Article 3 of the Swiss COVID-19 Solidarity Guarantee Ordinance (and any other applicable Swiss law or regulation in respect thereof that may be promulgated from time to time) and the definitive credit and loan application documents relating to the Swiss COVID-19 Loan.
3. No Other Amendments, Consents or Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments expressly set forth above, the text of the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or any other Loan Documents or a course of dealing with Lender at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Lender to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrower acknowledges and expressly agrees that Lender reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Loan Agreement, as amended herein, and the other Loan Documents. Borrower has no knowledge of any challenge to claims by Lender (a) arising under the Loan Agreement or any of the other Loan Documents or (b) to the effectiveness of the Loan Agreement or the other Loan Documents.
4. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon satisfaction, in form and substance satisfactory to Lender, of each of the following conditions:
(a) receipt by Lender of:

(i) the approval of this Amendment and the transactions contemplated hereby from its primary credit authority,
(ii) one or more counterparts of this Amendment, duly executed and delivered by Borrower and Lender,
(iii) one or more counterparts of the Convertible Note Subordination Agreement, duly executed and delivered by each Subordinated Creditor party thereto, Borrower and Lender,
(iv) true, correct and complete copies of all Convertible Note Documents, each of which shall be in form and substance acceptable to Lender,
(v) confirmation that all conditions precedent to the closing of the Convertible Note Purchase Agreement (including an “Aggregate Loan Facility” as defined therein in an amount of at least $66,000,000) and the issuance of the initial Convertible Notes thereunder have been satisfied, and Borrower has received and deposited into its Deposit Accounts maintained with CIBC Bank USA net proceeds therefrom in an aggregate amount of at least $31,500,000,
(vi) evidence confirming Borrower has deposited into its Deposit Accounts maintained with CIBC Bank USA cash in an aggregate amount of at least $33,000,000,
(vii) a certificate of Pulmonx, duly executed by a Responsible Officer of Pulmonx, certifying and attaching resolutions duly adopted by all of the directors of the Board of Pulmonx approving execution and delivery of this Amendment and the Convertible Note Documents, the performance of its obligations thereunder and the incurrence of the Indebtedness under the Convertible Note Documents,
(viii) payment of the amendment fee described in Section 8 of this Amendment, and
(ix) such other documents and agreements as Lender may reasonably require;
(b) in Lender’s sole but reasonable discretion, there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and
(c) Lender and its counsel shall have completed their due diligence review, in each case, with outcomes satisfactory to Lender.
5. Representations and Warranties of Borrower. In consideration of the execution and delivery of this Amendment by Lender, Borrower hereby represents and warrants that: (a) this Amendment has been duly executed and delivered by Borrower, and this Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity; (b) the execution, delivery and performance of this Amendment (i) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, (ii) do not and will not contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) do not and will not contravene in any material respect any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) do not and will not violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Operating Documents or other organizational documents of Borrower or any material agreement of Borrower, and (v) will not require the consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or any other Person; (c) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document; (d) as of the date hereof, all representations and warranties of Borrower set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects), except that that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) as of such date; (e) the Loan Agreement and the other Loan Documents constitute the legal, valid and binding obligations of Borrower, each enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity; and (f) there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.
7. Reference to and Effect on the other Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.
8. Amendment Fee; Costs, Expenses and Taxes. In consideration of the consent and amendments contained in this Amendment, Borrower agrees to pay to Lender an amendment structuring fee in the amount of $170,000, which fee shall be fully earned, non-refundable under all circumstances and payable on the date hereof. In addition, Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder. Furthermore, Borrower agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.
9. Release. In consideration of Lender entering into this Amendment, Borrower hereby releases Lender, and Lender’s respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Loan Agreement or the other Loan Documents on or prior to the date hereof.

10. Headings. The heading of each provision of this Amendment is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations described in each such provision.
11. Severability. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.
12. Construction. The parties acknowledge that each party and its counsel have reviewed this Amendment and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment or any amendments, schedules or exhibits thereto.
13. Entire Agreement. This Amendment, the Loan Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.
14. GOVERNING LAW. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
15. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:

PULMONX CORPORATION

By:	/s/ Glendon E. French
Name:	Glendon E. French
Title:	President and Chief Executive Officer

FIRST AMENDMENT TO LOAN AGREEMENT

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Mark Usher
Name:	Mark Usher
Title:	Authorized Signatory

By:
Name:
Title:	Authorized Signatory

FIRST AMENDMENT TO LOAN AGREEMENT

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:	Authorized Signatory

By:	/s/ Imran Premji
Name:	Imran Premji
Title:	Authorized Signatory

FIRST AMENDMENT TO LOAN AGREEMENT